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                                                                      EXHIBIT 12

                        PHH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                                             NINE MONTHS ENDED
                                                             SEPTEMBER 30, 2000
                                                             ------------------
EARNINGS BEFORE FIXED CHARGES:
Income before income taxes                                   $             211
Plus: Fixed charges                                                         79
                                                             -----------------

Earnings available to cover fixed charges                    $             290
                                                             =================

FIXED CHARGES (1):
    Interest, including amortization of deferred
      financing costs                                        $              71
    Interest portion of rental payment                                       8
                                                             -----------------

Total fixed charges                                          $              79
                                                             =================


RATIO OF EARNINGS TO FIXED CHARGES                                       3.67x
                                                             =================

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(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's mortgage services and relocation services activities.





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